Exhibit 99.1

Selective Reports First Quarter 2020 Net Income of $0.25 per Diluted Share and Non-GAAP Operating Income1 of $0.84 per Diluted Share

In the first quarter of 2020:

•
COVID-19-related underwriting items totaled $19.3 million after-tax, which reduced diluted earnings per share by $0.32, increased the combined ratio by 3.5 points, decreased net premiums written ("NPW") by 11%, and reduced annualized return on equity ("ROE") by 3.6 points;

•	NPW decreased 4% from the first quarter of 2019;

•	GAAP combined ratio was 96.7%;

•	Annualized ROE was 2.8% and non-GAAP operating ROE[1] was 9.4%;

•	Overall renewal pure price increased 4.0%; and

•	After-tax net investment income increased 10% to $45 million from the first quarter of 2019.

Branchville, NJ - May 5, 2020 - Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported financial results for the first quarter ended March 31, 2020, with net income per diluted share of $0.25 and non-GAAP operating income1 per diluted share of $0.84.

“Selective entered this unprecedented COVID-19 pandemic crisis in the strongest position in our 94-year history. Over the last several years, we have strengthened our financial, operating, and strategic position, and have built a strong balance sheet, a high level of embedded profitability within our underwriting and investment portfolios, and have solid financial strength ratings,” said John Marchioni, President and CEO. “This position enabled us to proactively respond to the COVID-19-related public health, economic and financial market issues. We continue to provide outstanding service to our customers and distribution partners, and deliver on all of our commitments while our employees transitioned to a remote work environment. I want to thank all of our employees for their diligence and flexibility in adapting seamlessly.”

Mr. Marchioni continued, "Non-GAAP operating income per diluted share was $0.84 compared to $0.90 a year ago, and the non-GAAP operating ROE was 9.4% compared to 11.6%. COVID-19-related underwriting items totaled $19.3 million after-tax, which reduced diluted earnings per share by $0.32, increased the combined ratio by 3.5 points, decreased NPW by 11%, and reduced the ROE by 3.6 points. Even after including the COVID-19-related items, all three of our insurance segments were profitable, and our GAAP combined ratio was a solid 96.7%."

"Despite strong new business growth, accelerating pure renewal price increases, and increased retention, our NPW was down due to a COVID-19-related $75 million return audit and mid-term endorsement premium accrual for policies in force as of March 31, 2020. This accrual reflects the anticipated decline in auditable sales and payroll exposures for in-force customers with general liability and workers compensation coverage. Our first quarter results were also impacted by a $10 million pre-tax incurred but not reported (“IBNR”) reserve estimate for losses related to a small portion of our policies that have a sub-limited $25,000 coverage for specified extra expenses to clean or disinfect a property when ordered by a Board of Health. Due to the customer billing accommodations we announced in the quarter that extend through May 31, we increased our premiums receivable allowance for doubtful accounts by $10.5 million, which is reflected in other insurance expenses."

"Results were solid in our investment segment with after-tax net investment income increasing 10% to $45 million, and contributing 8.5 points of non-GAAP operating ROE. We continue to maintain a conservatively positioned high-quality investment portfolio. We recorded $25 million in after-tax net other-than-temporary impairments in the first quarter. These charges were evenly split between those securities we intend to sell to optimize our portfolio, and those we impaired for credit losses under the new current expected credit loss ("CECL") accounting standard. The CECL impairments reflect the significant widening of credit spreads and reduced future economic activity over the near term due to COVID-19."

Operating Highlights

Consolidated Financial Results	Quarter Ended March 31,			Change
$ and shares in millions, except per share data	2020		2019
Net premiums written	$647.3		672.9	(4)%
Net premiums earned	651.7		632.6	3
Net investment income earned	56.0		50.6	11
Net realized and unrealized (losses) gains, pre-tax	(44.7)		13.5	(432)
Total revenues	664.8		699.0	(5)
Net underwriting income, after-tax	16.9		26.5	(36)
Net investment income, after-tax	45.5		41.3	10
Net income	15.2		61.3	(75)
Non-GAAP operating income[1]	50.5		54.0	(6)
Combined ratio	96.7%		94.7	2.0	pts
Loss and loss expense ratio	61.4		61.1	0.3
Underwriting expense ratio	35.2		33.3	1.9
Dividends to policyholders ratio	0.1		0.3	(0.2)
Catastrophe losses	5.1	pts	3.3	1.8
Non-catastrophe property losses and loss expenses	16.6		17.1	(0.5)
(Favorable) prior year reserve development on casualty lines	(1.5)		(1.6)	0.1
Net income per diluted share	$0.25		1.02	(75)%
Non-GAAP operating income per diluted share[1]	0.84		0.90	(7)
Weighted average diluted shares	60.2		59.9	1
Book value per share	$35.11		32.51	8

Overall Insurance Operations

For the quarter, despite strong new business growth in Commercial Lines, accelerating pure renewal price increases and strong retention, overall NPW decreased 4% compared to the first quarter of 2019, driven by declines in both Commercial Lines and Personal Lines. The principal reason for the premium decline was the $75 million return audit and mid-term endorsement premium accrual recorded for the workers compensation and general liability lines of business to reflect reduced risk exposures in auditable policies based on lower payrolls and sales for commercial lines policies in force as of March 31, 2020, due to the slowdown in economic activity.

The combined ratio of 96.7% includes 3.5 points of COVID-19-related items. Catastrophe losses added 5.1 points to the combined ratio and were driven by $23 million of net losses from the early-March tornadoes that impacted Tennessee. COVID-19-related losses are not included in our catastrophe losses as it has not been designated a catastrophe event by the Insurance Services Office's Property Claims Services unit ("PCS"). These items were partially offset by favorable prior year casualty reserve development of 1.5 points in our workers compensation line of business.

Standard Commercial Lines Segment

Standard Commercial Lines premiums, which represented 80% of total NPW, were down 5% in the quarter mainly due to the $75 million return audit and mid-term endorsement premium accrual. Renewal pure price increases remained strong at 4.0%, and retention was solid at 85%. New business increased 6% to $115 million. The first quarter combined ratio of 96.7% reflected catastrophe losses of 4.0 points that were partially offset by 1.9 percentage points of favorable prior year casualty reserve development in the workers compensation line of business. COVID-19-related items increased the combined ratio by 3.9 points.

Standard Commercial Lines Segment	Quarter Ended March 31,			Change
$ in millions	2020		2019
Net premiums written	$518.4		546.7	(5)%
Net premiums earned	516.6		497.2	4
Combined ratio	96.7%		94.8	1.9	pts
Loss and loss expense ratio	60.4		60.1	0.3
Underwriting expense ratio	36.1		34.3	1.8
Dividends to policyholders ratio	0.2		0.4	(0.2)
Catastrophe losses	4.0	pts	3.2	0.8
Non-catastrophe property losses and loss expenses	15.4		15.0	0.4
(Favorable) prior year reserve development on casualty lines	(1.9)		(2.0)	0.1

Standard Personal Lines Segment

Standard Personal Lines premiums, which represented 10% of total NPW, were down 2% in the quarter, driven by a 4% reduction in new business that reflects an increasingly competitive marketplace. Renewal pure price increases averaged 3.7%, and retention was 83%. The first quarter combined ratio was 99.5%, up 3.6 points from a year ago. As the table below outlines, aside from the increase in catastrophe losses and the decrease in non-catastrophe property losses, factors driving the increase include 2.2 percentage points related to the increase in the allowance for doubtful accounts due to the COVID-19 pandemic.

Standard Personal Lines Segment	Quarter Ended March 31,			Change
$ in millions	2020		2019
Net premiums written	$67.6		69.4	(2)%
Net premiums earned	76.1		77.3	(2)
Combined ratio	99.5%		95.9	3.6	pts
Loss and loss expense ratio	71.4		68.6	2.8
Underwriting expense ratio	28.1		27.3	0.8
Catastrophe losses	15.7	pts	5.3	10.4
Non-catastrophe property losses and loss expenses	30.0		37.6	(7.6)

Excess and Surplus Lines Segment

Excess and Surplus Lines premiums, which represented 10% of total NPW, increased 8% in the quarter and were driven by a 7% increase in new business. Overall renewal pure price increases were 3.9%. The combined ratio was 93.5%, a 1.4-point increase, driven by the factors in the table below, including 2.0 percentage points related to the increase in the allowance for doubtful accounts due to the COVID-19 pandemic.

Excess and Surplus Lines Segment	Quarter Ended March 31,			Change
$ in millions	2020		2019
Net premiums written	$61.3		56.9	8%
Net premiums earned	59.0		58.1	2
Combined ratio	93.5%		92.1	1.4	pts
Loss and loss expense ratio	57.4		59.7	(2.3)
Underwriting expense ratio	36.1		32.4	3.7
Catastrophe losses	0.8	pts	1.4	(0.6)
Non-catastrophe property losses and loss expenses	9.7		7.8	1.9

Investments Segment

Net investment income, after-tax, was up 10% in the quarter to $45 million. The growth was driven by alternative investment returns that, due to the one-quarter lag in reporting, benefited from strong returns from the fourth quarter of 2019. In the second quarter of 2020, we expect to recognize limited partnership investment losses in our alternative investments portfolio between $15 million and $20 million, pre-tax, driven by the significant first quarter decline in equity markets and widening of credit spreads. For the first quarter, we incurred $25 million of after-tax other-than-temporary impairments, which were evenly split between those securities for which we intend to sell to optimize our investment portfolio and those securities which were deemed to have credit impairments under the CECL accounting literatures. The after-tax earned income yield on the portfolio averaged 2.7%, while new purchase yields declined to 2.5%. Invested assets per dollar of stockholders' equity was $3.26, at March 31, 2020, and the investment portfolio generated 8.5 points of non-GAAP operating ROE in the quarter.

Investments Segment	Quarter Ended March 31,		Change
$ in millions, except per share data	2020	2019
Net investment income earned, after-tax	$45.5	41.3	10%
Net investment income per share	0.76	0.69	10
Net realized and unrealized investment (losses) gains	(44.7)	13.5	(432)
Effective tax rate	18.7%	18.4	0.3	pts
Average yields:
Fixed income securities:
Pre-tax	3.3%	3.6	(0.3)	pts
After-tax	2.7	3.0	(0.3)
Portfolio:
Pre-tax	3.3	3.4	(0.1)
After-tax	2.7	2.8	(0.1)
Annualized ROE contribution	8.5	8.9	(0.4)

Balance Sheet

$ in millions, except per share data	March 31, 2020	December 31, 2019	Change
Total assets	$8,975.1	8,797.2	2%
Total investments	6,842.1	6,688.7	2
Short-term debt	302.0	—	NA
Long-term debt	550.6	550.6	—
Stockholders’ equity	2,096.5	2,194.9	(4)
Invested assets per dollar of stockholders’ equity	3.26	3.05	7
Net premiums written to policyholders' surplus	1.4x	1.4x	-
Book value per share	35.11	36.91	(5)

Our long-term debt balance did not change from December 31, 2019. However, we increased our short-term debt by
$302 million during the first quarter out of an abundance of caution in light of the COVID-19-related volatility and uncertainty in the financial markets. The proceeds from these short-term borrowings were invested in high-quality money market funds and were used to increase liquidity and operating flexibility. We expect to repay the short term borrowings in the near term.

Book value per share decreased 5% in the quarter, driven by $1.75 of net unrealized losses and $0.23 of dividends paid to shareholders, partially offset by $0.25 of net income per diluted share, which is inclusive of $0.59 in net realized and CECL losses. Selective's Board of Directors declared a $0.23 per share quarterly cash dividend on common stock that is payable June 1, 2020, to shareholders of record as of May 18, 2020.

Subsequent Events
The following subsequent events occurred since March 31, 2020:

1.
Subject to regulatory approval, which we received in April, we announced a premium-based credit to our customers with in-force personal and commercial automobile insurance policies equal to 15% of their April and May premium, that should be reflected on their May and June bills. The total amount of this credit for the two month period is estimated at $20 million, and we expect to reflect it as an increase in other insurance expenses in our second quarter results, offset by a reduction in insured automobile net losses due to reduced claim frequencies due to the economic slowdown;

2.
We expect to record pre-tax net investment losses of between $15 million and $20 million in the second quarter from our private equity, private credit and real asset limited partnership investments in our alternative investments portfolio due to an expected reduction in the underlying investment valuations. These alternative investments are recorded on a one quarter lag under the equity method of accounting; and

3.	We expect to incur estimated pre-tax net catastrophe losses of approximately $35 million in April due to two severe storms in our footprint.

Guidance
For 2020, Selective has revised its full-year guidance to the following:

•
A GAAP combined ratio, excluding catastrophe losses, of between 92% and 93%. This is an increase from our prior guidance of 91.5% and is primarily due to expense ratio pressure from the estimated full-year impact of COVID-19. As always, our combined ratio estimate assumes no additional prior-year development;

•
Catastrophe losses of 4.5 points on the combined ratio, reflecting higher than expected cat losses through April, combined with lower earned premium. Because COVID-19 has not been designated a PCS event, related losses are not included as catastrophe losses;

•
After-tax net investment income of approximately $160 million, down from our prior guidance of $185 million, principally due to an expected change in our full-year after-tax net investment income from alternative investments. We now expect a range of between $10 million and $15 million in after-tax net investment losses from our alternative investments, compared to our prior estimate of a $14 million gain;

•
An overall effective tax rate of approximately 18.5%, which includes an effective tax rate of 18.5% for net investment income, reflecting a tax rate of 5.25% for tax-advantaged municipal bonds and a tax rate of 21% for all other items; and

•	Weighted average shares of 60.5 million on a diluted basis.

Our 2020 guidance reflects the current estimated full-year impact of COVID-19 on our industry and our insurance and investment operations. Given the significant uncertainty surrounding the ultimate duration and severity of the COVID-19 pandemic, the depth and duration of the economic recession and market volatility, and the impact federal, state and local actions, including insurance regulatory directives, can have on our business, significant uncertainty around our full-year guidance exists.

Despite all of the COVID-19-related challenges, Selective is well-positioned to provide outstanding service to its customers and distribution partners and to continue to create long-term value for its stakeholders.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 10:00 a.m. ET, on Wednesday, May 6, 2020 at www.Selective.com. The webcast will be available for rebroadcast until the close of business on June 8, 2020.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for 10 property and casualty insurance companies rated "A" (Excellent) by AM Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks and flood insurance through the National Flood Insurance Program’s Write Your Own Program. Selective’s unique position as both a leading insurance group and an employer of choice is recognized in a wide variety of awards and honors, including listing in the Fortune 1000 and being named one of "America's Best Mid-Size Employers" by Forbes Magazine. For more information about Selective, visit www.Selective.com.

1Reconciliation of Net Income to Non-GAAP Operating Income and Certain Other Non-GAAP Measures
Non-GAAP operating income, non-GAAP operating income per diluted share, and non-GAAP operating return on equity differ from net income, net income per diluted share, and return on equity, respectively, by the exclusion of: (i) after-tax net realized and unrealized gains and losses on investments; and (ii) after-tax debt retirement costs.  They are used as important financial measures by management, analysts, and investors, because the realization of net investment gains and losses on sales of securities in any given period is largely discretionary as to timing.  In addition, these net realized investment gains and losses, other-than-temporary investment impairments that are charged to earnings, unrealized gains and losses on equity securities, and the debt retirement costs could distort the analysis of trends.  These operating measurements are not intended as a substitute for net income, income per share, or return on equity prepared in accordance with U.S. generally accepted accounting principles (GAAP).  Reconciliations of net income, net income per diluted share, and return on equity to non-GAAP operating income, non-GAAP operating income per diluted share, and non-GAAP operating return on equity, respectively, are provided in the tables below.

Note: All amounts included in this release exclude intercompany transactions.

Reconciliation of Net Income to Non-GAAP Operating Income

$ in millions	Quarter Ended March 31,
	2020	2019
Net income	$15.2	61.3
Net realized and unrealized losses (gains), before tax	44.7	(13.5)
Debt retirement costs, before tax	—	4.2
Tax on reconciling items	(9.4)	1.9
Non-GAAP operating income	$50.5	54.0
Reconciliation of Net Income per Diluted Share to Non-GAAP Operating Income per Diluted Share

	Quarter Ended March 31,
	2020	2019
Net income per diluted share	$0.25	1.02
Net realized and unrealized losses (gains), before tax	0.74	(0.22)
Debt retirement costs, before tax	—	0.07
Tax on reconciling items	(0.15)	0.03
Non-GAAP operating income per diluted share	$0.84	0.90

Reconciliation of Return on Equity to Non-GAAP Operating Return on Equity

	Quarter Ended March 31,
	2020	2019
Annualized Return on Equity	2.8%	13.2
Net realized and unrealized losses (gains), before tax	8.3	(2.9)
Debt retirement costs, before tax	—	0.9
Tax on reconciling items	(1.7)	0.4
Annualized Non-GAAP Operating Return on Equity	9.4%	11.6

Note: Amounts in the tables above may not foot due to rounding.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance.

Certain statements and information incorporated by reference in this press release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements about our intentions, beliefs, projections, estimations, or forecasts of future events or our future financial performance involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, or performance to differ materially from what we indicated or implied. In many cases, forward-looking statements contain words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue” or other like terms. These statements are not guarantees of future performance. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements for any reason.

Factors that could cause our actual results to differ materially from what we project, forecast, or estimate in forward-looking statements, include without limitation:

•	Related to COVID-19:

•
Governmental directives to contain or delay the spread of the COVID-19 pandemic have disrupted ordinary business commerce and impacted financial markets. These governmental actions, the extent, duration, and possible alteration based on future COVID-19-related developments that we cannot predict, could materially and adversely affect our results of operations, net investment income, financial position, and liquidity.

•
The amount of premium we record may be reduced and our underwriting results may be adversely impacted by (i) voluntary premium credits on in-force commercial and personal automobile policies, (ii) state insurance commissioner or other regulatory directives to implement premium-based credit in lines other than commercial and personal automobile, and we may be required to return more premium than warranted by our filed rating plans and actual loss experience, (iii) the effects of our voluntary efforts or the directives from various state insurance regulators to extend individualized payment flexibility and suspend policy cancellations, late payment notices, and late or reinstatement fees, (iv) return premiums that could be significant because our general liability and workers compensation policies provide for premium audit of revenues and payrolls, and (v) collectability of premiums, which may be impacted by policyholder financial distress and insolvency.

•
Our loss and loss expenses may increase, our related reserves may not be adequate, and our financial condition and liquidity may be materially impacted if litigation or changes in statutory or common law (i) require payment of COVID-19-related business interruption losses despite contrary terms, conditions, and exclusions in our policies or (ii) presume that COVID-19 is a work-related illness compensable under workers compensation policies for employees who contract the virus, regardless of whether they worked in industries defined as essential in various COVID-19-related governmental directives or interacted with the public as part of their job duties.

•
Our net investment income may be impacted by the significant equity and debt financial market volatility resulting from the COVID-19 pandemic and the related governmental orders because (i) financial market volatility is reflected in our alternative investments’ performance, (ii) increased spreads on fixed income securities may create mark-to-market investment valuation losses that reduce unrealized capital gains and impact GAAP equity, and (iii) OTTI losses may increase if we intend to sell more securities, particularly in asset classes that are more significantly impacted by COVID-19-related governmental directives and to which the Federal Reserve Board is providing liquidity and structural support.

•	Difficult conditions in global capital markets and the economy;

•	Deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and interest rate fluctuations;

•	Ratings downgrades on individual securities we own could affect investment values and, therefore, statutory surplus;

•	The adequacy of our loss reserves and loss expense reserves;

•
Frequency and severity of natural and man-made catastrophic events, including without limitation hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, including cyber-attacks, explosions, severe winter weather, floods, and fires;

•	Adverse market, governmental, regulatory, legal, or judicial conditions or actions;

•	The geographic concentration of our business in the eastern portion of the United States;

•	The cost and availability of reinsurance;

•	Our ability to collect on reinsurance and the solvency of our reinsurers;

•	The impact of changes in U.S. trade policies and imposition of tariffs on imports that may lead to higher than anticipated inflationary trends for our loss and loss expenses;

•	Uncertainties related to insurance premium rate increases and business retention;

•	Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;

•	The effects of data privacy or cyber security laws and regulations on our operations;

•
Major defect or failure in our internal controls or information technology and application systems that result in harm to our brand in the marketplace, increased senior executive focus on crisis and reputational management issues and/or increased expenses, particularly if we experience a significant privacy breach;

•	Recent federal financial regulatory reform provisions that could pose certain risks to our operations;

•	Our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s, and Fitch;

•	Our entry into new markets and businesses; and

•
Other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors that we cannot predict or assess may emerge from time-to-time.

Selective’s SEC filings can be accessed through the Investors page of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact: Rohan Pai 973-948-1364 Rohan.Pai@Selective.com	Media Contact: Jamie M. Beal 973-948-1234 Jamie.Beal@Selective.com

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.Selective.com